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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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ARIAD Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

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Notice of 2005 Annual Meeting

and

Proxy Statement

www.ariad.com

HARVEY J. BERGER, M. D. CHAIRMAN AND CHIEF EXECUTIVE OF OFFICER

April 25, 2005

Dear Fellow Investor,

I am pleased to invite you to attend our 2005 Annual Meeting of Stockholders, which will be held on Thursday, June 16, 2005, beginning at 10:00 a.m., at our corporate offices in Cambridge, Massachusetts.

This year, you are being asked to elect three directors nominated by the Board of Directors and to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Your Board of Directors urges you to read the accompanying proxy statement carefully and recommends that you vote “FOR” each of these proposals.

At the meeting, we also will report on ARIAD’s progress over the past year and plans for development and commercialization of our mTOR inhibitor, AP23573, which is in Phase 2 clinical trials. We will provide you with an opportunity to meet members of our management team and Board of Directors and will respond to questions that you may have.

We hope that you will be able to join us at our Annual Meeting. Whether or not you expect to attend, please be sure to vote your shares using any of the following methods: vote by telephone or the Internet as described in the instructions included on the proxy card; vote by signing, dating, and returning the proxy card in the envelope provided; or vote by attending the meeting in person.

To register for the meeting, please contact our investor relations office at 617-494-0400, extension 251, or send an e-mail to investor@ariad.com. Directions to our offices can be found on our website at www.ariad.com.

I look forward to seeing you at this year’s Annual Meeting.

Sincerely yours,

Harvey J. Berger, M.D.
Chairman, Chief Executive Officer and President

ARIAD PHARMACEUTICALS, INC.

26 LANDSDOWNE STREET • CAMBRIDGE, MASSACHUSETTS 02139 • TELEPHONE 617 494 0400

ARIAD PHARMACEUTICALS, INC.

26 Landsdowne Street
Cambridge, Massachusetts 02139-4234
_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 16, 2005

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of ARIAD Pharmaceuticals, Inc. will be held on Thursday, June 16, 2005 at 10:00 a.m., Eastern Time, at our offices at 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234, for the following purposes:

1.	To elect three Class 2 directors to hold office until the 2008 Annual Meeting and until their successors are duly elected and qualified.

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2005.

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Only those holders of our common stock of record as of the close of business on April 21, 2005 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. A total of 52,876,589 shares of our common stock were issued and outstanding as of that date. Each share of common stock entitles its holder to one vote. Cumulative voting of shares of common stock is not permitted.

For the ten-day period immediately prior to the Annual Meeting, the list of stockholders entitled to vote will be available for inspection at our offices, for such purposes as are set forth in the General Corporation Law of the State of Delaware.

By Order of the Board of Directors, Laurie A. Allen, Esq. Secretary

April 25, 2005

Your vote is important. You may vote your shares in person at the Annual Meeting. If you do not expect to attend the Annual Meeting or if you do plan to attend but wish to vote by proxy, you may vote by: (1) dating, signing and promptly mailing the enclosed proxy card in the return envelope provided, (2) calling the toll-free number listed on the proxy card, or (3) using the Internet as indicated on the proxy card.

ARIAD PHARMACEUTICALS, INC.

26 Landsdowne Street
Cambridge, Massachusetts 02139-4234
____________________

PROXY STATEMENT
____________________

INFORMATION ABOUT THE MEETING AND VOTING

Materials Mailed to Stockholders

This proxy statement and the accompanying Notice of Annual Meeting and form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors”) of ARIAD Pharmaceuticals, Inc. to be used at our 2005 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 16, 2005 at 10:00 a.m., Eastern Time, at our offices at 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234 and at any adjournments or postponements thereof for the purposes set forth in the Notice of Annual Meeting. These proxy materials are being mailed to all stockholders entitled to notice of and to vote at the Annual Meeting on or about May 9, 2005.

Although not part of this proxy statement, we are also sending along with this proxy statement our 2004 Annual Report, which includes our financial statements for the fiscal year ended December 31, 2004. You can also find a copy of our 2004 Annual Report on Form 10-K, as amended, on the Internet through the electronic data system of the Securities and Exchange Commission (“SEC”) called EDGAR at www.sec.gov or through the investor relations section of our website at www.ariad.com.

Summary of Proposals to be Voted Upon By Stockholders

Proposal 1: Election of three Class 2 Directors to Hold Office Until the 2008 Annual Meeting

Our Board of Directors is divided into three classes of directors. Each class is elected to serve for a staggered three-year term. This year, three current Class 2 directors are nominated to serve until the 2008 Annual Meeting and until their successors have been duly elected and qualified. Nominated directors include:

•	Jay R. LaMarche, who has served on our Board of Directors since January 1992,

•	Sandford D. Smith, who has served on our Board of Directors since October 1991, and

•	Elizabeth H. S. Wyatt, who has served on our Board of Directors since June 2002.

The Board of Directors recommends that stockholders vote “FOR” Proposal 1.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending December 31, 2005. The Board of Directors has ratified this selection. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1991.

The Board of Directors recommends that stockholders vote “FOR” Proposal 2.

Proxies

Holders of our common stock who are entitled to vote are urged to sign the enclosed proxy card and return it promptly in the return envelope provided or to vote by telephone or the Internet by following the instructions on the enclosed proxy card. Proxies will be voted in accordance with such holders’ directions. If no directions are given, proxies will be voted “FOR” the election as Class 2 directors of the nominees named herein, and “FOR” ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, and, as to any other business that may come before the Annual Meeting, in accordance with the judgment of the person or persons named in the Proxy. The Board of Directors knows of no other business to be presented at the Annual Meeting. The proxy may be revoked at any time prior to the voting thereof by providing written notice of revocation to us at 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234, Attention: Laurie A. Allen, Senior Vice President, Chief Legal Officer and Secretary. The proxy may also be revoked by submitting to us prior to the Annual Meeting a more recently dated proxy or by attending the Annual Meeting and voting in person.

Solicitation of Proxies

The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors. The entire cost of soliciting these proxies, including the costs of preparing, printing and mailing to stockholders this proxy statement and accompanying materials, will be borne by us. In addition to use of the mails, proxies may be solicited personally or by telephone or otherwise by our officers, directors and employees, who will receive no additional compensation for such activities. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such institutions and persons. Such parties will be reimbursed for their reasonable expenses incurred in connection with these activities.

Stockholders Entitled to Vote

Only stockholders of record at the close of business on April 21, 2005 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. On that date, there were 52,876,589 shares of common stock outstanding. Each share of common stock is entitled to one vote. Accordingly, a total of 52,876,589 votes are entitled to be cast on each matter submitted to a vote at the Annual Meeting.

Establishing a Quorum

One-third of the shares of outstanding common stock entitled to vote, whether present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting. Shares as to which a broker indicates that it has no discretion to vote and which are not voted, known as “broker non-votes,” will be considered present at the Annual Meeting for the purpose of determining the presence of a quorum. Proxies marked as abstaining on any matter to be acted on by the stockholders will be treated as present at the Annual Meeting for purposes of determining a quorum.

Votes Required, Broker Non-Votes and Abstentions

•

Proposal 1: The affirmative vote of a plurality of the shares of common stock cast by the stockholders present in person or represented by proxy at the Annual Meeting is required to elect the nominees for election as Class 2 directors. Thus, broker non-votes and withholding authority will have no effect on the outcome of the vote for the election of directors. Brokers do, however, have discretionary authority to vote shares held in their name on this proposal, even if they do not receive instructions from the beneficial owner.

•

Proposal 2: The affirmative vote of a majority of votes cast by the stockholders entitled to vote and who are present in person or represented by proxy at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2005. Because broker non-votes and abstentions are not considered to be votes cast, they will have no effect on the vote for this proposal. Brokers do, however, have discretionary authority to vote shares held in their name on this proposal, even if they do not receive instructions from the beneficial owner. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2005, the Audit Committee of our Board of Directors will reconsider its selection.

BOARD OF DIRECTORS

The Board of Directors currently consists of nine members classified into three classes. At each Annual Meeting, the term for one class of directors expires, and directors are elected for a full term of three years to succeed the directors of such class. Set forth below is certain biographical information for each of the three individuals nominated by the Board of Directors for election as Class 2 directors at this Annual Meeting, as well as for each of the continuing Class 3 and Class 1 directors whose terms expire at the Annual Meeting in either 2006 or 2007, respectively, or at such time as such director’s successor is duly elected and qualified.

Nominees as Class 2 Directors (Term to Expire in 2008)

Jay R. LaMarche, 58, one of our Directors since January 1992, has served as a financial advisor since November 2000. Previously, he served as our Chief Financial Officer and Treasurer from January 1992 to November 2000 and as our Executive Vice President from March 1997 to November 2000. Mr. LaMarche was our Senior Vice President, Finance from January 1992 to February 1997. Prior to joining us, he was Chief Financial Officer and a Director of ChemDesign Corporation, a fine chemicals manufacturer. Previously, Mr. LaMarche was a partner with Deloitte Haskins & Sells, a public accounting firm. Mr. LaMarche received his B.B.A. degree in Public Accountancy from the University of Notre Dame and served as an officer in the United States Navy.

Sandford D. Smith, 57, one of our Directors since October 1991 and our Vice Chairman since January 1999, is Corporate Vice President and President, Genzyme Europe and International for Genzyme Corporation, a biotechnology company. From October 1997 to December 2000, he was President, Therapeutics International and from May 1996 to September 1996, Vice President and General Manager, Specialty Therapeutics and International Group for Genzyme. Mr. Smith was President and Chief Executive Officer and a Director of RepliGen Corporation, a biotechnology company, from 1986 to March 1996. Mr. Smith previously held a number of positions with Bristol-Myers Squibb Company from 1977 to 1986, including, most recently, Vice President of Corporate Development and Planning for the United States Pharmaceutical and Nutritional Group. Mr. Smith earned his B.A. degree from the University of Denver.

Elizabeth H. S. Wyatt, 57, one of our Directors since June 2002, held various senior management positions over a period of twenty years at Merck & Co., Inc., most recently, from 1992 to 2000, as Vice President, Corporate Licensing. She also served in leadership positions in corporate licensing from 1980 to 1992 at Merck. Previously, she held academic and administrative positions at Harvard Business School, Doyle Dane Bernbach, and Boston College. Ms. Wyatt is a director of MedImmune, Inc., a biopharmaceutical company and Neose Technologies, Inc., a biopharmaceutical company. She received her M.B.A. from Harvard Business School, her M.Ed. in education from Boston University, and her B.A. from Sweet Briar College, Virginia.

Continuing Class 3 Directors (Term to Expire in 2006)

Harvey J. Berger, M.D., 54, is our principal founder and has served as our Chairman of the Board and Chief Executive Officer since April 1991, and served as our President from April 1991 to September 2003 and from December 2004 to present. From 1986 to 1991, Dr. Berger held a series of senior management positions at Centocor, Inc., a biotechnology company, including Executive Vice President and President, Research and Development Division. He also has held senior academic and administrative appointments at Emory University, Yale University and the University of Pennsylvania and was an Established Investigator of the American Heart Association, Inc. Dr. Berger is a director of PTC Therapeutics, Inc., a closely held biotechnology company. Dr. Berger received his A.B. degree in Biology from Colgate University and his M.D. degree from Yale University School of Medicine and did further medical and research training at the Massachusetts General Hospital and Yale-New Haven Hospital.

Michael D. Kishbauch, 56, one of our directors since September 2004, has been President and Chief Executive Officer of Achillion Pharmaceuticals, Inc., a closely held biopharmaceutical company, since July 2004. Previously, Mr. Kishbauch was President and Chief Executive Officer of OraPharma, Inc., a

biotechnology company, from 1996 until 2003 when it was acquired by Johnson & Johnson. Subsequently, from 2003 to 2004, he was President of the OraPharma division of Johnson & Johnson. From 1992 to 1995, he held various senior management positions at MedImmune, Inc., a biotechnology company, as President and Chief Operating Officer and Executive Vice President, Operations. From 1987 to 1992, Mr. Kishbauch was Vice President, Product Planning and Promotion of the Pharmaceuticals Division of Ciba-Geigy Corporation, and from 1982 to 1987, he was Executive Director of Product Management. Mr. Kishbauch received his M.B.A. from the Wharton School at the University of Pennsylvania and his B.A. degree in Biology from Wesleyan University.

Burton E. Sobel, M.D., 67, one of our Directors since June 2002, is E.L. Amidon Professor, Physician-in-Chief, and Professor of Biochemistry at the University of Vermont and has been a trustee of Fletcher Allen Health Care Center, in Burlington, Vermont. Previously, he held senior academic and administrative positions at Washington University School of Medicine, from 1973 to 1994, and at the University of California, San Diego, from 1968 to 1973. Dr. Sobel is a director of New River Pharmaceuticals, Inc., a specialty pharmaceutical company, and Nuvelo, Inc., a biopharmaceutical company. Dr. Sobel completed postgraduate training at the Peter Bent Brigham Hospital, Boston and the National Institutes of Health, Bethesda and received his M.D. from Harvard University and his A.B. from Cornell University.

Continuing Class 1 Directors (Term to Expire in 2007)

Athanase Lavidas, Ph.D., 57, one of our Directors since September 2003, is the Chairman and Chief Executive Officer of Lavipharm Group, a pharmaceutical, cosmetics and consumer health products company, in Greece, a position he has held since 1976. Dr. Lavidas is also Chairman of the Greece - U.S. Business Council and the Hellenic Entrepreneurs Association, and a member of the board of directors of the Federation of Greek Industries. He received his B.S. and M.S. degrees from the University of Munich, his M.B.A. from the Institut Superior de Marketing et Management in Paris, and his Ph.D. from the University of Athens.

Peter J. Nelson, 47, one of our Directors since November 2004, is Co-Chief Executive Officer of National Beverage Properties, Inc., a private real estate investment firm. Previously, from 1997 to 2004, he was senior vice president-operations, chief financial officer, and treasurer of Alexandria Real Estate Equities, Inc., a NYSE real estate investment trust principally providing scientific research space to life science entities and biotechnology companies. He currently continues to serve as corporate secretary of Alexandria Real Estate Equities, Inc. Previously, from 1995 to 1997, Mr. Nelson was chief financial officer of Lennar Partners, Inc. (nka LNR Property Corporation). From 1986 to 1995, he also held senior management positions at Public Storage, Inc. and Westrec Properties, Inc. From 1980 to 1986, Mr. Nelson was an audit manager at Ernst & Young, LLP. Mr. Nelson received his B.S. degree from California State University, Northridge and is a certified public accountant.

Mary C. Tanner, 53, one of our Directors since September 2003, is founder and Managing Director of Life Sciences Partners, a healthcare investment and advisory firm. Previously, from 2001 to 2004, she was Senior Managing Director at Bear, Stearns & Co. Inc., a financial services company. Prior to Bear, Stearns, Ms. Tanner was a healthcare consultant from 2000 to 2001 and held various positions at Lehman Brothers Inc., a financial services company, including Managing Director and head of the health care practice, from 1984 to 2000. She was the first woman managing director at Lehman Brothers. Ms. Tanner received her B.A. degree from Harvard University.

Corporate Governance

The Board of Directors has established guidelines for corporate governance. These guidelines address selection and composition of the Board of Directors, compensation and performance of directors, conduct of meetings of the Board and its committees, leadership development and succession planning. The following sections incorporate these guidelines. Our corporate governance guidelines are publicly available on the investor relations section of our website at www.ariad.com under the heading captioned “Corporate Governance.”

Additional Information Concerning the Board of Directors and its Committees

Meeting Attendance

The Board of Directors held nine regular meetings in 2004. The Board of Directors has four standing committees, (1) the Executive Committee, (2) the Compensation Committee, (3) the Audit Committee and (4) the Nominating and Corporate Governance Committee. These committees held a total of eighteen meetings during fiscal year 2004. No director during the time in which such director served as our director attended fewer than 75% of the aggregate number of meetings held during the fiscal year by the Board of Directors and the committees of the Board on which he or she served. For purposes of this measurement, meetings do not include actions taken by written consent.

Director Independence

Our Board of Directors has determined that each of the following directors is an “independent director” as such term is defined by The Nasdaq Stock Market, Inc. (“Nasdaq”):

•   Michael D. Kishbauch
•   Athanase Lavidas, Ph.D.
•   Peter J. Nelson
•   Sandford D. Smith
•   Burton E. Sobel, M.D.
•   Mary C. Tanner
•   Elizabeth H.S. Wyatt

The Board of Directors has also determined that each member of the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee meets the independence requirements applicable to each such committee prescribed by Nasdaq and the SEC. The Board of Directors has further determined that Mr. Nelson is an “audit committee financial expert” in accordance with the rules of the SEC.

The Nominating and Corporate Governance Committee has reviewed each director’s status by applying the legal standards for director independence and the criteria applied to determine “audit committee financial expert” status and by evaluating self-evaluation questionnaires and other information supplied by each director. On the basis of this review, the Nominating and Corporate Governance Committee delivered a report to the Board of Directors upon which the Board of Directors made its determinations of each director’s status.

The Executive Committee

The members of the Executive Committee are Dr. Berger, Mr. LaMarche and Ms. Wyatt. The Executive Committee has and may exercise certain powers and authority of the Board of Directors in connection with the management and affairs of ARIAD. The Executive Committee held one meeting in 2004.

The Compensation Committee

The current members of our Compensation Committee are Dr. Sobel and Messrs. Kishbauch and Smith. The Committee’s primary function is to act on behalf of the Board of Directors with respect to our general compensation and benefit practices, particularly as they relate to executive and other officers. The Compensation Committee reviews and approves compensation and retention policies and philosophy for

ARIAD; considers management succession and related matters; sets the annual salary and other elements of total compensation of our chief executive officer, subject to approval by the full Board of Directors, and annually reviews the total compensation of all other officers; approves and recommends to the full Board of Directors the adoption of, and suggested changes to, any incentive compensation or equity plan; administers our stock option and stock grant plans and the issuance of awards pursuant to those plans, including approval of all grants; administers our deferred compensation plan, including approval of all grants; examines on a periodic basis our total compensation structure to ensure that we are properly rewarding our personnel and ensuring their long-term retention; and conducts an annual review of our chief executive officer’s performance with respect to performance of the business, accomplishment of long-term strategic objectives, management development, and other criteria. The Compensation Committee held six meetings (including actions taken by written consent) in 2004. A copy of the Compensation Committee’s charter is publicly available on the investor relations section of our website at www.ariad.com under the heading captioned “Corporate Governance.” Please also see the report of the Compensation Committee set forth elsewhere in this proxy statement.

The Audit Committee

The current members of our Audit Committee are Messrs. Nelson and Kishbauch and Ms. Wyatt. The Audit Committee serves as the representative of the Board of Directors in overseeing and monitoring the processes management has in place to maintain the reliability and integrity of our accounting policies and financial reporting process, to ensure the adequacy of internal accounting, financial reporting and disclosure controls, and to comply with legal and regulatory requirements that may impact our financial reporting and disclosure obligations. The Audit Committee is also responsible for reviewing the qualifications, independence and performance of, and selecting or replacing, if necessary, our independent registered public accounting firm and approving all audit and non-audit services and fees related thereto. In addition, the Audit Committee is responsible for reviewing, in consultation with our management and independent registered public accounting firm, the scope and results of (1) reviews of our quarterly financial statements, (2) audits of our annual financial statements, and (3) audits of our system of internal control over financial reporting and management’s assessment of the effectiveness thereof. The Audit Committee maintains a written charter that outlines its responsibilities, which it reviews and reassesses annually and recommends any changes to the Board of Directors for approval. A copy of the Audit Committee’s charter is publicly available on the investor relations section of our website at www.ariad.com under the heading captioned “Corporate Governance.” The Audit Committee held six meetings in 2004. Portions of some of these meetings were held with representatives of our independent registered public accounting firm without management present. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

The Nominating and Corporate Governance Committee

The current members of our Nominating and Corporate Governance Committee are Mr. Smith, Dr. Lavidas and Ms. Tanner. The functions of the Nominating and Corporate Governance Committee include making recommendations to the full Board of Directors as to particular nominees for election or appointment to the Board of Directors; making recommendations to the full Board of Directors as to the membership, structure and operations of the committees of the Board; reviewing and assessing the adequacy of our corporate governance guidelines, principles and practices and recommending changes to the full Board of Directors for approval; monitoring compliance with our Corporate Code of Conduct and Ethics; and reviewing and maintaining oversight of matters relating to the independence, operation and effectiveness of the Board and committee members.

The Nominating and Corporate Governance Committee may consider candidates recommended by stockholders, as well as from other sources such as other directors or officers or other appropriate sources. For all potential candidates, the Nominating and Corporate Governance Committee may consider any factors it deems relevant, including, among other factors, a candidate’s personal integrity and judgment, business and professional skills and experience, independence, knowledge of our industry, possible conflicts of interest, diversity, the extent to which the candidate would fill a priority need on the Board, the willingness of the candidate to commit sufficient time to attend to his or her duties or responsibilities as a director of a public company, and concern for the long-term interests of our stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to recommend a candidate for director for election at our 2006 Annual Meeting of Stockholders, such a recommendation should be submitted in writing to the Nominating and Corporate Governance Committee, c/o Laurie A. Allen, Esq., Secretary, ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234. Any such written recommendation should include a minimum of the following: (a) all information relating to such person that would be required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s consent to being named in the proxy statement as a nominee and to serving as a director, if elected); (b) the name(s) and address(es) of the stockholder(s) making the recommendation and (c) appropriate biographical information and a statement as to the qualification for service on our Board of Directors of the recommended person. Any such recommendation should be submitted in the time frame for stockholder proposals which are to be included in proxy materials for the Annual Meeting to be held in 2006 under the caption “Stockholders’ Proposals and Nominations for Director for 2006 Annual Meeting” set forth elsewhere in this proxy statement.

The Nominating and Corporate Governance Committee held three meetings (including actions taken by written consent) in 2004. A copy of the Nominating and Corporate Governance Committee’s charter is publicly available on the investor relations section of our website at www.ariad.com under the heading captioned “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2004, Drs. Sobel and Lavidas and Messrs. Smith and Kishbauch served as members of our Compensation Committee. In 2004, none of our executive officers served on the Board of Directors or Compensation Committee of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee. There is no family relationship between or among the members of our Board of Directors or executive officers.

Director Compensation

Members of our Board of Directors, other than Dr. Berger (the “non-employee directors”), receive grants of common stock or stock options under our 2001 Stock Plan to compensate them for service on the Board of Directors for the coming year. In January 2004, we granted 10,000 shares of our common stock under our 2001 Stock Plan to each of Mr. Smith, Mr. LaMarche, Dr. Lavidas, Dr. Sobel, Ms. Tanner and Ms. Wyatt. In addition, on December 8, 2004, we granted options to purchase 25,000 shares of our common stock at an exercise price per share of $6.33 to each of Messrs. Kishbauch and Nelson in connection with their appointments to the Board of Directors of the Company. These options vest as to one-third of the shares on each of the first three anniversary dates of the date of grant. Non-employee directors do not receive any cash compensation for service on the Board of Directors or its committees except for the reimbursement of their reasonable expenses incurred in attending Board and Committee meetings.

Stockholder Communications with the Board of Directors

Stockholders wishing to submit written communications to the Board of Directors should send their communications to our Chief Legal Officer, Attention Corporate Governance, at the Company’s address. All stockholder communications will be considered by the Nominating and Corporate Governance Committee at its next regularly scheduled meeting.

Our Policy With Respect to Director Attendance at Our Annual Meetings

We encourage, but do not require, all incumbent directors, as well as all nominees for election as director, to attend our annual meetings of stockholders. All of our incumbent directors who were directors as of our 2004 Annual Meeting of Stockholders attended the meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All related-party transactions are reviewed and approved in advance by our Audit Committee or another independent body of the Board of Directors.

Our subsidiary, ARIAD Gene Therapeutics, Inc. (“AGTI”), holds licenses from Harvard University, Stanford University and other universities relating to our ARGENT cell-signaling regulation technology and owns the intellectual property on our mTOR inhibitors, for use in cancer and in the development of drug-delivery stents and other medical devices derived from our ARGENT programs (the “AGTI Products”). Minority stockholders of AGTI, including Harvard University, Stanford University, several of our scientific advisors, and several current and former members of management and Board of Directors, own 20% of the issued and outstanding common stock of AGTI. We own the remaining 80% of the issued and outstanding common stock of AGTI. Four members of our management team and/or Board of Directors own approximately 5.6% of the outstanding common stock of AGTI. Harvey J. Berger, M.D. owns 3.2%; David L. Berstein, Esq. owns 0.2%; John D. Iuliucci, Ph.D. owns 0.6%; and Jay R. LaMarche owns 1.6%. AGTI has a right of first refusal on the sale to third parties of approximately 75% of the minority stockholders’ AGTI shares. AGTI does not have a call option or a right to require the minority stockholders to sell their shares to ARIAD. Two of our directors, Harvey J. Berger, M.D., our Chairman, and Jay R. LaMarche, are the sole directors of AGTI. As part of the formation of AGTI, we entered into agreements with AGTI to provide for the operations of AGTI, which were amended in March 2002.

As part of an employment agreement, we extended a $75,000 relocation loan to Laurie A. Allen, our Senior Vice President, Chief Legal Officer and Secretary, pursuant to a promissory note dated July 24, 2002, and secured by a second mortgage on her residence in Massachusetts. The loan will be forgiven on the third anniversary of the issue date, based on Ms. Allen’s continuous service with us. In the event that Ms. Allen terminates her employment prior to such third anniversary, the principal is due and payable within ninety days thereafter, and any unpaid balance shall bear interest at a rate of 7% per annum.

In March 2004, we engaged Lehman Brothers to serve as lead underwriter in our public offering of 5,060,000 shares of our common stock, for which they received $1,399,090 in underwriting discounts and commissions. The spouse of Mary C. Tanner, one of our Directors, is a vice chairman of Lehman Brothers. We believe the transaction with Lehman Brothers was entered into on terms no less favorable to us than we could have obtained from unaffiliated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 21, 2005, certain information with respect to (i) each person (including any “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), known to us to own beneficially more than 5% of our common stock, (ii) each of our directors, (iii) each executive officer named in the Summary Compensation Table under “Executive Compensation” and (iv) all directors and executive officers as a group. In accordance with the rules promulgated by the SEC, such ownership includes shares currently owned, as well as shares that the named person has the right to acquire within 60 days of April 21, 2005, including, but not limited to, shares that the named person has the right to acquire through the exercise of any option. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the common stock shown as beneficially owned. Percentage ownership is based on 52,876,589 shares of common stock outstanding as of April 21, 2005.

Stock Ownership by Management, Directors and 5% Beneficial Owners

Name and Address**	Number and Nature of Shares Beneficially Owned***		Percent of Class
Platinum Asset Management Ltd. 55 Harrington Street Sydney, Australia	2,728,300	(1)	5.2%
Harvey J. Berger, M.D.	2,043,997	(2)	3.8%
Laurie A. Allen, Esq.	220,000	(3)	*
Camille L. Bedrosian, M.D.	60,574	(4)	*
David L. Berstein, Esq.	296,253	(5)	*
John D. Iuliucci, Ph.D.	362,790	(6)	*
Michael D. Kishbauch	10,000		*
Jay R. LaMarche	513,106	(7)	*
Athanase Lavidas, Ph.D.	28,334	(8)	*
Peter J. Nelson	12,400		*
Sandford D. Smith	211,705	(9)	*
Burton E. Sobel, M.D.	80,000	(10)	*
Mary C. Tanner	43,334	(11)	*
Elizabeth H.S. Wyatt	61,000	(12)	*
All directors and executive officers as a group (15 persons)	4,332,232	(13)	7.9%

______________

*	Indicates less than one percent of the outstanding shares of common stock.
**	Addresses are given for beneficial owners of more than 5% of the outstanding common stock only.
***

Attached to each share of common stock is a preferred share purchase right to acquire a number of shares of common stock having a market value at that time of twice the right’s exercise price, which rights are not presently exercisable.

(1)	This information is based solely on information contained in a Schedule 13G that was filed with the SEC on October 26, 2004 by Platinum Asset Management Ltd.
(2)

Includes 692,750 shares issuable upon exercise of stock options. Includes 771,428 shares held of record by The Berger Family Trust and 8,928 shares held of record by the Wolk Family Trust. Wendy S. Berger and Harvey J. Berger, as co-trustees of such trusts, have the right to vote and dispose of the shares held by such trusts; however, in certain circumstances, Wendy S. Berger as co-trustee will have sole voting power with respect to the shares held by each such trust. Includes 40,892 shares held by Wendy S. Berger, Dr. Berger’s spouse, and 13,928 shares held by certain of Dr. Berger’s children.

(3)	Consists of 220,000 shares issuable upon exercise of stock options.
(4)	Includes 60,000 shares issuable upon exercise of stock options.
(5)	Includes 193,500 shares issuable upon exercise of stock options.
(6)	Includes 307,000 shares issuable upon exercise of stock options.
(7)	Includes 144,000 shares issuable upon exercise of stock options and 6,696 shares held by Carol B. LaMarche, Mr. LaMarche’s spouse.
(8)	Includes 8,334 shares issuable upon exercise of stock options.
(9)	Includes 135,500 shares issuable upon exercise of stock options.
(10)	Includes 70,000 shares issuable upon exercise of stock options.
(11)	Includes 8,334 shares issuable upon exercise of stock options.
(12)	Includes 40,000 shares issuable upon exercise of stock options.
(13)	See notes 2 through 12 above. Also includes 319,610 shares issuable upon the exercise of stock options held by executive officers not listed in the table above.

EXECUTIVE AND OTHER OFFICERS

The following table sets forth certain information regarding our executive and other officers:

Name	Age	Position
Harvey J. Berger, M.D.	54	Chairman of the Board of Directors, Chief Executive Officer and President
Laurie A. Allen, Esq.	44	Senior Vice President, Chief Legal Officer, and Secretary
David L. Berstein, Esq.	52	Senior Vice President, Chief Patent Counsel
Timothy P. Clackson, Ph.D.	39	Senior Vice President, Chief Scientific Officer
Edward M. Fitzgerald	50	Senior Vice President, Chief Financial Officer and Treasurer
John D. Iuliucci, Ph.D.	62	Senior Vice President, Chief Development Officer
Thomas A. Pearson	63	Senior Vice President, Corporate Strategy
Tomi K. Sawyer, Ph.D.	50	Senior Vice President, Drug Discovery
Camille L. Bedrosian, M.D.	52	Vice President, Chief Medical Officer
Joseph Bratica	41	Vice President, Finance and Controller
David C. Dalgarno, Ph.D.	46	Vice President, Research Technologies
Maryann G. Krane	45	Vice President, Regulatory Affairs

For biographical information on Dr. Berger, see “Board of Directors” above in this proxy statement.

Laurie A. Allen, Esq. has served as our Senior Vice President and Chief Legal Officer since March 2002 and has served continuously as our Secretary since January 1999. Previously, from January 1999 to December 1999, she served as our Senior Vice President, Corporate Development and Legal Affairs and General Counsel. From January 2000 to March 2002, Ms. Allen was Senior Vice President, Business Development and Legal Affairs at Alexandria Real Estate Equities, Inc., a real estate investment trust. Previously, she was a partner with the law firm of Brobeck, Phleger & Harrison, LLP from January 1996 to December 1998. She also was an associate with Brobeck, Phleger & Harrison, LLP from February 1991 to December 1995. Ms. Allen received her A.B. degree in History from the University of California, Los Angeles, her L.L.M. degree in taxation from New York University and her J.D. degree from Emory University School of Law.

David L. Berstein, Esq. has served as our Senior Vice President and Chief Patent Counsel since June 2000. Previously, he served as our Vice President and Chief Patent Counsel from September 1993 to June 2000. Prior to joining us, from 1990 through 1993, Mr. Berstein was Patent Counsel at BASF Bioresearch Corporation, a biotechnology company, where he was responsible for intellectual property matters, including patents and licensing. From 1985 to 1990, Mr. Berstein was a patent attorney at Genetics Institute, Inc., a biotechnology company, where he was involved in various aspects of the patent process from patent procurement through litigation. Mr. Berstein joined Genetics Institute from the law firm of Cooper & Dunham LLP. Mr. Berstein received his B.S. degree from the University of Michigan and his J.D. degree from Fordham University School of Law.

Timothy P. Clackson, Ph.D. has served as our Senior Vice President and Chief Scientific Officer since September 2003. Previously, he served as our Senior Vice President, Science and Technology from June 2002 to September 2003, as our Vice President, Gene Therapy and Genomics from June 2000 to June 2002, as our Director, Gene Therapy from August 1999 to June 2000 and as our Department Head, Gene Therapy Biology from March 1999 to August 1999. Prior to joining us in December 1994, Dr. Clackson was a postdoctoral fellow at Genentech, Inc., a biotechnology company from 1991 to 1994, where he studied the molecular basis for human growth hormone function. Dr. Clackson received his B.A. degree in Biochemistry from the University of Oxford. Dr. Clackson received his Ph.D. in Biology from the University of Cambridge, for research conducted at the MRC Laboratory of Molecular Biology into antibody engineering and the development of phage display technology.

Edward M. Fitzgerald has served as our Senior Vice President, Chief Financial Officer and Treasurer since May 2002. From 1998 to April 2002, he served as Senior Vice President, Chief Financial Officer and Secretary at AltaRex Corp., a biotechnology company. From 1992 to 1997, Mr. Fitzgerald held various management positions at BankBoston Corp., a financial services and commercial banking company. From 1989 to 1992, he was a partner at Arthur Andersen & Co. in the audit and business advisory practice. Previously, from 1978 to 1988, he also was at Arthur Andersen & Co. Mr. Fitzgerald received his B.S. degree in accounting and M.B.A. degree in finance from Babson College.

John D. Iuliucci, Ph.D. has served as our Senior Vice President and Chief Development Officer since September 2003. Previously, he served as our Senior Vice President, Drug Development from January 1999 to September 2003, as our Vice President, Drug Development from October 1996 to December 1998 and as our Vice President, Preclinical Development from June 1992 to September 1996. Prior to joining us, Dr. Iuliucci was Director of Preclinical Pharmacology and Toxicology at Centocor, Inc., a biotechnology company, from 1984 to 1992. From 1975 to 1984, Dr. Iuliucci headed the Drug Safety Evaluation Department at Adria Laboratories, a pharmaceutical company. He was a Senior Toxicologist at the Warner-Lambert Pharmaceutical Research Institute from 1972 to 1975. Dr. Iuliucci received his B.S. degree in Pharmacy and M.S. and Ph.D. degrees in Pharmacology from Temple University.

Thomas A. Pearson has served as our Senior Vice President, Corporate Strategy since October 2004. Previously, he served as our Senior Vice President, Corporate Strategy and Communications from June 2002 to October 2004, as our Senior Advisor, Corporate Communications and Planning from January 2001 to June 2002, and as our corporate communications consultant from 1992 to January 2001. Mr. Pearson was an independent business consultant from 1983 to 2001, specializing in biotechnology and high-technology companies. Previously, Mr. Pearson held various management positions in the television stations division of CBS, an entertainment and broadcasting company. Mr. Pearson received his B.A. degree in liberal arts from Wheaton College.

Tomi K. Sawyer, Ph.D. has served as our Senior Vice President, Drug Discovery since September 2003. Previously, he served as our Vice President, Drug Discovery from January 1999 to September 2003 and as our Director, Drug Discovery – Signal Transduction from October 1997 to December 1998. From July 1993 to September 1997, he was Head and Associate Research Fellow, Structure-Based Design and Chemistry at Parke-Davis Pharmaceutical Research, a Division of Warner-Lambert Company, a pharmaceutical company, and Section Director, Peptide and Peptidomimetic Chemistry at Parke-Davis from July 1991 to July 1993. Dr. Sawyer received his B.S. degree in Chemistry from Moorhead State University and his Ph.D. degree in Organic Chemistry from the University of Arizona.

Camille L. Bedrosian, M.D. has served as our Vice President and Chief Medical Officer since September 2002. From 1997 to 2002, Dr. Bedrosian served in the Clinical Research and Development Department of Wyeth/Genetics Institute, Inc., most recently as Senior Director, Oncology/Hematology. From 1986 to 1997, she was a Fellow, an Associate, and then Assistant Professor of Medicine in the Division of Hematology and Oncology at Duke University Medical Center and the Duke Comprehensive Cancer Center. Dr. Bedrosian received her B.A. degree from Harvard University/Radcliffe College in Chemistry, her M.S. in Biophysics from M.I.T., and her M.D. from Harvard Medical School.

Joseph Bratica has served as our Vice President, Finance and Controller since January 2005. Previously, he served as our Director of Finance and Controller from January 1999 to January 2005, as our Assistant Controller from January 1997 to December 1998 and as our Accounting Manager from August 1994 to December 1996. Prior to joining us, he was Accounting Manager at Creative BioMolecules, Inc., a biotechnology company, from 1992 to 1994. Mr. Bratica received his B.A. degree in Accounting from Suffolk University.

David C. Dalgarno, Ph.D. has served as our Vice President, Research Technologies since September 2004. Previously, he served as our Vice President, Development Sciences from September 2003 to August 2004, as our Vice President, Physical and Chemical Sciences from November 1999 to September 2003, as our Director,

Physical and Chemical Sciences from September 1998 to November 1999 and as our Director, Spectroscopy from October 1996 to August 1998. Prior to joining us in March 1992, Dr. Dalgarno was a scientist at Schering-Plough Corp. focusing on protein structure determination by nuclear magnetic resonance. Dr. Dalgarno received his B.A. and Ph.D. degrees in Chemistry from the University of Oxford. He received his postdoctoral training in Molecular Biophysics and Biochemistry at Yale University.

Maryann G. Krane has served as our Vice President, Regulatory Affairs since May 2001. From September 2000 to May 2001, she served as Senior Director, Regulatory Affairs and Quality Assurance at AVANT Immunotherapeutics, Inc., a biotechnology company. From 1986 to 1992 and from 1993 to 2000, Ms. Krane held various positions in regulatory affairs and research at Genetics Institute, Inc., currently a unit of American Home Products Corporation, a diversified healthcare company. Most recently, she was Head, Regulatory Affairs, Global Development of Hemophilia and Oncology Products at Genetics Institute. From August 1992 to April 1993, she was Manager, Regulatory Affairs at Genzyme Corporation, a biotechnology company. Ms. Krane received her B.S. degree in Microbiology from the University of Massachusetts at Amherst.

Our executive officers are Dr. Berger, Ms. Allen, Mr. Berstein, Dr. Clackson, Mr. Fitzgerald, Dr. Iuliucci and Dr. Bedrosian.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth aggregate amounts of compensation paid or accrued by us for the years ended December 31, 2004, 2003 and 2002 for services rendered in all capacities, by our Chief Executive Officer and the four next-most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 2004 (the “named executive officers”).

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Base Salary	Bonus (1)	Restricted Stock Awards (2)	Securities Underlying Options	All Other Compensation (3)
Harvey J. Berger, M.D. Chairman, Chief Executive Officer, and President	2004 2003 2002	$480,000 455,000 433,000	$ -0- -0- -0-	$769,000 -0- -0-	150,000 -0- 150,000	$ 6,000 5,870 5,297

Laurie A. Allen, Esq. Senior Vice President, Chief Legal Officer and Secretary	2004 2003 2002	$265,000 245,000 177,404	$90,000 85,000 -0-	$ -0- -0- -0-	50,000 33,000 100,000	$ 2,242 -0- -0-

Camille L. Bedrosian, M.D. Vice President, Chief Medical Officer	2004 2003 2002	$260,000 242,000 38,333	$95,000 75,000 -0-	$ -0- -0- -0-	70,000 30,000 60,000	$ 5,757 5,204 354

David L. Berstein, Esq. Senior Vice President, Chief Patent Counsel	2004 2003 2002	$275,000 259,000 242,000	$90,000 85,000 70,000	$ -0- -0- -0-	70,000 33,000 50,000	$ 5,662 13,557 6,621

John D. Iuliucci, Ph.D. Senior Vice President, Chief Development Officer	2004 2003 2002	$275,000 260,000 242,000	$90,000 85,000 70,000	$ -0- -0- -0-	55,000 40,500 70,000	$ 8,006 14,432 7,210

(1)

The amounts listed are for bonuses awarded and deferred under our 1997 Executive Compensation Plan, a non-qualified, unfunded, deferred compensation plan. See “Executive Compensation – 1997 Executive Compensation Plan.”

(2)

The restricted stock award to Mr. Berger consists of 100,000 shares of our common stock granted on January 15, 2004 valued at $7.69, the closing sale price of our common stock on the date of grant. The restrictions on these shares lapsed on January 15, 2005. As of December 31, 2004, Mr. Berger held a total of 100,000 shares of restricted stock with a value of $743,000, based on the closing sale price of our common stock on December 31, 2004.

(3)

The amounts listed for each year consist of our matching contributions of up to $6,000 per year under our 401(k) plan and, in the case of Dr. Bedrosian, Mr. Berstein, and Dr. Iuliucci, include the aggregate difference between the fair market value and the purchase cost of common stock purchased under our 1997 Employee Stock Purchase Plan. Dr. Berger is not eligible to participate in our Employee Stock Purchase Plan.

Option Grants in Last Fiscal Year

The following table sets forth information regarding each stock option granted during the fiscal year ended December 31, 2004 to each of the named executive officers.

	Individual Grants
Name	Number of Shares Underlying Options Granted (1)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price (per share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
						5%	10%
Harvey J. Berger, M.D.	150,000	(3)	12.6%	$5.23	9/09/14	$493,368	$1,250,291
Laurie A. Allen, Esq.	50,000	(4)	4.2%	$5.23	9/09/14	$164,456	$ 416,764
Camille L. Bedrosian, M.D.	70,000	(4)	5.9%	$5.23	9/09/14	$230,238	$ 583,469
David L. Berstein, Esq.	20,000	(5)	1.7%	$7.44	6/23/14	$ 93,580	$ 237,149
	50,000	(4)	4.2%	$5.23	9/09/14	$164,456	$ 416,764
John D. Iuliucci, Ph.D.	55,000	(4)	4.6%	$5.23	9/09/14	$180,902	$ 458,440

(1)	Options to purchase shares of our common stock under the 2001 Stock Plan.
(2)

These amounts, based on assumed annual appreciation rates of 5% and 10% as prescribed by the rules of the SEC, are for illustration purposes only and are not intended to forecast possible future appreciation, if any, of our stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock, the option holder’s continued employment with us through the option exercise period and the date on which the option is exercised.

(3)	Options vest 100% on the third anniversary date of the award.
(4)	Options vest 50% on the second anniversary date of the award, and 25% on each of the third and fourth anniversary dates of the award.
(5)	Options are fully vested on the date of the award.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information regarding the exercise of options by each of the named executive officers during the fiscal year ended December 31, 2004. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2004 and the values of “in-the-money” options, which values represent the positive spread between the exercise price of any such option and either the actual or estimated fair market value of the underlying security, as applicable.

Name	Shares Acquired on Exercise(#)	Value Realized (9)	No. of Shares Underlying Unexercised Options at Fiscal Year-End Exercisable/Unexercisable	Value of Unexercised In-the Money Options At Fiscal Year-End Exercisable/Unexercisable
Harvey J. Berger, M.D.	0 (1) 1,402 (2)	0 (3) $15,464 (4)	660,250/243,750 (5) 0/0 (6)	$2,597,248/625,313 (7) $0/0 (8)

Laurie A. Allen, Esq.	0 (1)	0 (3)	195,000/100,000 (5)	$908,859/259,500 (7)

Camille L. Bedrosian, M.D.	0 (1)	0 (3)	60,000/100,000 (5)	$264,300/312,400 (7)

David L. Berstein, Esq.	90,571 (1) 112 (2)	$269,045 (3) $ 1,235 (4)	166,000/90,000 (5) 0/0 (6)	$302,526/217,700 (7) $0/0 (8)

John D. Iuliucci, Ph.D.	20,000 (1) 280 (2)	$106,200 (3) $3,088 (4)	280,750/93,750 (5) 0/0 (6)	$1,192,260/226,475 (7) $0/0 (8)

(1)	Shares of our common stock acquired on exercise of options.

(2)	Shares of common stock of our subsidiary, AGTI, acquired on exercise of options.
(3)	Based upon the fair market value of our common stock on the date of exercise, if any, less the exercise price.
(4)	Based upon the estimated fair value of the common stock of AGTI, for which there is no public market, less the exercise price.
(5)	Options to purchase shares of our common stock.
(6)	Options to purchase common stock of our subsidiary, AGTI.
(7)

Based upon a fair market value of $7.43 per share of common stock, which was the closing price of a share of our common stock on the NASDAQ National Market on December 31, 2004, less the per share exercise price.

(8)	Based upon an estimated value of the common stock of AGTI, for which there was no public market on December 31, 2004, less the per share exercise price.
(9)

Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2004:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)
Equity Compensation Plans Approved by Securityholders	5,855,782	(1)	$4.79	2,149,950

Equity Compensation Plans not Approved by Securityholders	33,750	(2)	$6.51	N/A

Total	5,889,532		$4.80	2,149,950

(1)

Consist of options to purchase 2,039,204 shares of common stock granted under our 1991 Stock Option Plans for Employees, Consultants, and Directors, options to purchase 268,500 shares of common stock granted under our 1994 Stock Option Plan for Non-Employee Directors, and options to purchase 3,548,078 shares of common stock granted under our 2001 Stock Plan.

(2)

Consists of vested options under a non-qualified stock option agreement granted to Paul J. Sekhri, our former President and Chief Business Officer who resigned in December 2004, which expired unexercised in March 2005.

Summary Description of our Non-Stockholder Approved Equity Compensation Plans

On October 1, 2003, we granted a non-qualified stock option to purchase 135,000 shares of our common stock to Paul J. Sekhri, upon his employment as our President and Chief Business Officer. This option was granted pursuant to the Nasdaq exemption from stockholder approval of options granted to new employees as an inducement material to Mr. Sekhri’s entering into employment with us and was approved by a majority of our independent directors as required by Nasdaq. Mr. Sekhri resigned his position in December 2004. At the effective date of his resignation, he had vested in 33,750 options under the agreement which have since expired unexercised. All unvested options expired upon his resignation under the terms of the agreement.

Retirement Savings Plan

Effective January 1, 1993, the Board of Directors adopted the ARIAD Retirement Savings Plan, which is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), covering all of our eligible employees. Pursuant to the plan, employees may elect to defer, in the form of contributions to the plan, from 1% to 60% of their current compensation up to the statutorily prescribed annual limit ($13,000 in 2004) and have the amount of the reduction contributed to the plan. We match and contribute to the plan 50% of the first 6% of compensation that eligible employees contribute to the plan. Employer matching contributions to the plan amounted to $159,000 for the year ended December 31, 2004.

1997 Employee Stock Purchase Plan

Our 1997 Employee Stock Purchase Plan qualifies as an employee stock purchase plan under Section 423 of the Code. The 1997 Employee Stock Purchase Plan permits all eligible employees to make quarterly purchases of our common stock at 85% of the lower of the closing price on the first or last day of the calendar quarter. Participation in the 1997 Employee Stock Purchase Plan is totally voluntary, and stock purchases are funded by payroll deductions established by the participant.

1997 Executive Compensation Plan

Under our 1997 Executive Compensation Plan, participants may be granted options to purchase shares of certain designated mutual funds at a discount equal to the amount of the award. Each option vests equally over a four-year period, and the participant will not be taxed on the value of the mutual funds until the option is exercised. The plan is a non-qualified, unfunded, deferred compensation plan. In 2004, the Compensation Committee made discretionary awards under the plan with an aggregate value of $1.0 million to thirteen members of our management. At December 31, 2004, we have recorded a liability on our balance sheet of $3.1 million, representing the fair value of the unexercised options, of which approximately 30% was vested.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

Dr. Berger, our Chairman of the Board of Directors and Chief Executive Officer, has an employment agreement with us which commenced in January 1992 and terminates in December 2007. Dr. Berger’s employment agreement is automatically renewable for successive three-year terms unless terminated by either party. The agreement provides that he shall be employed as our Chief Executive Officer, shall be nominated for election to our Board of Directors, serve as Chairman of the Board and receive an annual base salary ($480,000 during 2004 as recommended by the Compensation Committee and approved by the Board of Directors) increasing each year by at least 10% of the preceding year’s base salary, although he has not received such increments in each year of the term, including 2004. Dr. Berger is eligible each year to receive a discretionary bonus, determined by the Board of Directors, of up to 50% of his annual base salary, although he has not received such cash bonuses in prior years, including in 2004. If we fail to renew the employment agreement, we are obligated to pay Dr. Berger, in addition to his compensation for the remainder of the term, a lump sum payment equal to two times Dr. Berger’s annual salary for the final year of the term and to provide for the immediate vesting and exercisability of all stock options and other equity rights.

Dr. Berger’s employment agreement provides that, if the agreement is terminated by either party upon the occurrence of certain events, including (i) our sale or merger (or stockholder approval of a merger agreement) or an acquisition of a substantial equity interest in us by a person or group of persons, (ii) if Dr. Berger is not elected to membership on our Board of Directors and named as Chairman or designated as Chief Executive Officer or ceases to be our highest ranking executive officer or ceases to control personnel decisions with respect to our employees, (iii) if we are in material breach of the terms of his employment agreement, (iv) if we are bankrupt or insolvent or (v) if we terminate Dr. Berger’s employment agreement without cause, (1) we will pay Dr. Berger the greater of (x) any remaining salary payable during the term of the agreement plus the maximum possible bonus for each year remaining in the term (taking into account, in both cases, obligated 10% increases in salary) and (y) an amount equal to twice his current annual salary and maximum bonus for the current year of employment (the “Severance Payment”) and (2) all of his stock options, stock grants and similar equity rights will immediately vest and become exercisable. We are not obligated to make the Severance Payment if we discharge Dr. Berger for cause. If the vesting of certain benefits and the payment of certain amounts by us to Dr. Berger are treated as payments in the nature of compensation that are contingent on a “change in control” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), the deductibility of such payments could, depending upon the aggregate amount of such payments, be disallowed pursuant to Section 280G of the Code and an excise tax could be imposed on Dr. Berger pursuant to Section 4999 of the Code for which he would, pursuant to the employment agreement, be indemnified by us on a net after-tax basis. The employment agreement contains a non-competition provision that is effective during the term of the agreement and, if Dr. Berger is terminated for cause, for a period of one year following the date of termination.

We have also entered into employment agreements with Ms. Allen, Dr. Bedrosian, Mr. Berstein, and Dr. Iuliucci. The agreements provide for employment through December 31, 2006 (December 31, 2005 for Dr. Bedrosian) at annual base salaries increasing each year by an amount to be recommended by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors. For the year ended December 31, 2004, Ms. Allen, Dr. Bedrosian, Mr. Berstein and Dr. Iuliucci earned base salaries of $265,000, $260,000, $275,000 and $275,000, respectively. In addition, each executive is eligible each year to receive a discretionary bonus, to be recommended by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors, which may be paid in the form of deferred compensation under the 1997 Executive Compensation Plan, awards of our stock options or stock grants, or cash. The agreements are renewable for successive one-year terms with the mutual consent of the parties.

Our agreements with the above-named officers also provide that (i) upon a change of control, such officers will be entitled to receive, upon termination by the officer within 90 days after the change in control, any remaining salary payable during the term or six months’ salary, whichever is less, and all stock options held by such officers will immediately vest and become exercisable; and (ii) upon termination by us, without cause, such officer will be entitled to receive his or her current salary for the remaining period of the applicable term, and all outstanding options that would have vested during such term shall vest immediately.

STOCK PERFORMANCE GRAPH

The following graph compares the yearly percentage change in the cumulative total stockholder return on our common stock since December 31, 1999, with the total cumulative return of the Nasdaq Biotechnology Index and the Russell 2000® Index, each of which ARIAD is a member. The Russell 2000 Index is a market capitalization-weighted index of stock price performance for the 2,000 smallest companies in the Russell 3000® Index. Since the Russell 2000 Index is specifically designed to measure the stock price trends of smaller companies, we believe it is a meaningful index against which to compare our stock price performance.

The price of a share of common stock is based upon the closing price per share as quoted on the Nasdaq National Market on the last trading day of the year shown. The graph lines merely connect year-end values and do not reflect fluctuations between those dates. The comparison assumes $100 was invested on December 31, 1999 in our common stock and in each of the foregoing indices and further assumes reinvestment of dividends. We did not declare or pay any dividends during the comparison period. The stock price performance as shown in the graph below is not necessarily indicative of future stock price performance.

	1999	2000	2001	2002	2003	2004
ARIAD Pharmaceuticals, Inc.	100.00	169.04	189.68	82.56	265.12	264.41
Nasdaq Biotechnology Index	100.00	122.99	103.06	56.35	82.12	87.16
Russell 2000 Index	100.00	95.80	96.78	75.90	110.33	129.09

REPORT OF THE COMPENSATION COMMITTEE ON
EXECUTIVE COMPENSATION

Compensation Philosophy

ARIAD’s compensation philosophy is based on the principles of competitive and fair compensation consistent with excellence and performance. The executive compensation program is designed to motivate and reward executive officers by aligning a substantial portion of their total compensation with the achievement of priority strategic, research, development, and business goals, as well as individual and departmental performance objectives.

The Committee annually evaluates the performance of our executives based on individual performance and the achievement of our corporate goals and objectives. Based on the results of its evaluation, the Committee determines the compensation of the Chief Executive Officer that it will recommend to the Board of Directors. The Chief Executive Officer is responsible for recommending the compensation of all other officers which is subject to approval by the Compensation Committee. To ensure that compensation of our executives is competitive and that we are able to retain key executives, the Compensation Committee evaluates our compensation practices in light of those of other companies in the biotechnology and pharmaceutical industries with whom we compete for executive talent, especially in the greater Boston, Massachusetts market. The Compensation Committee relies on compensation statistics from various sources, including nation-wide and regional industry-specific surveys and specific companies in our industry, in determining appropriate total compensation levels. Our compensation target is to pay employees, including senior management, at approximately the 75th percentile of the range of annual compensation paid for comparable positions by these companies. Actual compensation may vary above or below this level depending upon our performance relative to corporate objectives, individual employee performance, the particular skill sets required by us, and the market performance of ARIAD’s publicly traded stock. To ensure fairness, we also strive to achieve equitable pay relationships between individual employees and between different organizational levels and functions within ARIAD, including the executive officers.

Key Elements of Compensation

The major elements of our compensation program are summarized below.

Base Salary. Base salary levels are designed to recognize an individual’s ongoing contribution to ARIAD, to be commensurate with an individual’s experience and organizational level and to be competitive with market benchmarks. Increases in annual salaries are based on demonstrated levels of competency in skill, effectiveness, and leadership, and by comparing how an individual has performed key job requirements against what was envisioned for the job. Salary adjustments are also based on general market competitiveness. As it relates to the base salary of the Chief Executive Officer, the Compensation Committee does not use a specific formula based on these criteria but instead makes the evaluation of the Chief Executive Officer’s contribution in light of all such criteria. The Chief Executive Officer recommends salary adjustments of the other officers in the same fashion which are subject to approval by the Compensation Committee.

Stock Programs. All employees are eligible to participate in the 2001 Stock Plan, which is designed to directly align the long-term interests of employees and stockholders and to assist in the long-term retention of employees by providing a meaningful ownership stake in ARIAD. The size of stock options and/or stock grants is generally intended to reflect the individual’s position, the degree to which his or her contributions impacted our results in the past year, the importance of his or her critical skills for our future success, and our need to ensure his or her long-term retention by the Company. Stock options vest over a period specified by the Compensation Committee for each option and are exercisable for ten years from the date of grant to encourage employees to continue their employment with ARIAD. We generally grant options to new employees when they start employment and to continuing employees on an annual basis and upon promotions to positions of greater responsibility. The exercise price for all stock options granted in 2004 equaled the fair market value of the underlying shares on the date of grant. Therefore, the stock options will eventually have value only if the value of the underlying shares increases.

Stock grants generally are only awarded to members of our senior management and provide the executive with immediate ownership of our common stock. The terms of such grants specify any rights which ARIAD may have to repurchase the shares granted, including the time and/or events upon which such rights will accrue. Such shares may be held in escrow by us until such repurchase rights lapse.

All employees, including executive officers other than the chief executive officer, also are eligible to participate in the 1997 Employee Stock Purchase Plan. The Plan generally permits participants to purchase shares of our common stock at a discount of 15% from the fair market value of our common stock at the beginning or end of the applicable purchase period on an ongoing basis.

Executive Compensation Plan. Under our 1997 Executive Compensation Plan, participants may be granted options to purchase shares of certain designated mutual funds at a discount equal to the amount of the award. Each option vests equally over a four-year period, and the participant will not be taxed on the value of the mutual funds until the option is exercised. The plan is a non-qualified, unfunded, deferred compensation plan. Since the plan’s inception, a total of fifteen officers and key employees have received bonus awards in this plan and continue to vest in those awards. Awards under this plan were last granted to executive officers and other members of senior management in September 2004.

Chief Executive Officer’s Compensation

In determining Dr. Berger’s 2004 compensation, including whether or not to award stock options or stock grants to him, the Committee considered Dr. Berger’s overall compensation relative to that of other chief executives in the biotechnology industry, and the effectiveness of Dr. Berger’s leadership of ARIAD and the resulting success in the attainment of priority goals, particularly those related to clinical development of its lead product candidate, regulatory filings, product pipeline development, and financial strength of the Company.

For fiscal year 2004, Dr. Berger’s annual base salary was $480,000. In January 2004, Dr. Berger was awarded a stock grant of 100,000 shares of our common stock under our 2001 Stock Plan. These shares were subject to our right to repurchase such shares, which right expired on the one-year anniversary of the date of grant. In September 2004, Dr. Berger was awarded options to purchase 150,000 shares of our common stock under our 2001 Stock Plan to ensure his long-term retention and future services as chief executive officer. The exercise price is $5.23 per share which was the fair market value of our common stock on the date of grant. These options vest on the three-year anniversary date of the award.

The Committee believes that Dr. Berger’s 2004 total compensation was competitive, fair, consistent with our corporate results, and consistent with our compensation philosophy.

Tax Policy

Section 162(m) of the Code generally disallows the deductibility of compensation paid to our chief executive officer and four other most highly compensated individuals to the extent it exceeds one million dollars per executive. The law exempts compensation paid under plans that relate compensation to performance. However, the Compensation Committee believes that it is appropriate to retain discretion in determining executive compensation and will reserve the right to exercise this discretion in determining compensation in excess of the limit when such payment is deemed appropriate. The Compensation Committee will continue to monitor the requirements of the Code to determine what actions, if any, should be taken with respect to Section 162(m) relative to ARIAD’s executive compensation programs.

Members of the Compensation Committee During 2004
Burton E. Sobel, M.D.*
Michael D. Kishbauch*
Athanase Lavidas, Ph.D.*
Sandford D. Smith

*Members of the Committee as of the date of this proxy statement.

REPORT OF THE AUDIT COMMITTEE

Management of the Company is responsible for the Company’s financial statements, financial reporting process and internal accounting, financial reporting and disclosure controls. The Company’s independent registered public accounting firm is responsible for (1) performing an audit of the Company’s annual consolidated financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles, (2) performing an audit of the Company’s system of internal control over financial reporting and of management’s assessment of the effectiveness thereof and expressing an opinion on such matters based on its audit, (3) reviewing the quarterly consolidated financial statements of the Company, and other procedures. The Audit Committee is responsible for overseeing and reviewing these processes.

In connection with fulfilling its responsibilities with respect to the consolidated financial statements of the Company for the year ended December 31, 2004, the Audit Committee reviewed and discussed the audited financial statements and related footnotes and other disclosures with management and the independent registered public accounting firm, Deloitte & Touche LLP. The Audit Committee also reviewed with management and Deloitte & Touche LLP the Company’s financial reporting processes and internal accounting, financial reporting and disclosure controls, including those related to compliance with legal and regulatory requirements that impact its financial reporting and disclosure obligations. This review included discussion with Deloitte & Touche LLP regarding the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with Audit Committees. Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

During the course of 2004, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting as required pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations. The Audit Committee received periodic progress reports from management and Deloitte & Touche LLP regarding the evaluation. At the conclusion of the process, management presented to the Audit Committee a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed the report of management on the effectiveness of its system of internal controls over financial reporting and the report of Deloitte & Touche LLP on the effectiveness of that system and management’s assessment thereof, both as included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC.

The Audit Committee has also reviewed the written disclosures and letter required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees and has discussed with Deloitte & Touche LLP its independence from the Company. The Audit Committee has considered whether the provision of non-audit services by Deloitte & Touche to the Company is compatible with maintaining Deloitte & Touche’s independence. The Audit Committee has concluded that Deloitte & Touche LLP is independent from the Company and its management.

The Audit Committee has reviewed and evaluated the qualifications and performance of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Based on this review and evaluation, the Audit Committee has selected Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the coming year.

Members of the Audit Committee During 2004
Peter J. Nelson*
Michael D. Kishbauch*
Elizabeth H. S. Wyatt*
Sandford D. Smith
Burton E. Sobel, M.D.

*Members of the Committee as of the date of this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission (the “SEC”) initial reports of beneficial ownership and reports of changes in beneficial ownership of the common stock and our other equity securities. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except that an Initial Statement of Beneficial Ownership of Securities on Form 3 (“Form 3”) for our director Michael D. Kishbauch, which was required to be filed on October 3, 2004, was filed on December 10, 2004, and a Form 3 for our director Peter J. Nelson, which was required to be filed on November 11, 2004, was also filed on December 10, 2004.

CORPORATE CODE OF CONDUCT AND ETHICS

We have adopted a Corporate Code of Conduct and Ethics that applies to all of our employees, including our chief executive officer and chief financial and accounting officers. A copy of the Corporate Code of Conduct and Ethics is publicly available on the investor relations section of our website at www.ariad.com under the heading captioned “Corporate Governance.” Disclosure regarding any amendments to, or waivers from, provisions of our Corporate Code of Conduct and Ethics will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is permitted by the rules of Nasdaq.

ANNUAL REPORT ON FORM 10-K; INCORPORATION BY REFERENCE

Upon the written request of any record holder or beneficial owner of common stock entitled to vote at the Annual Meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K, as amended, for the year ended December 31, 2004, as filed with the SEC. Requests should be directed to Investor Relations, ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234; telephone: (617) 494-0400; extension 251; facsimile: (617) 225-2860; e-mail: investor@ariad.com.

To the extent this proxy statement has been or will be specifically incorporated by reference into any filing by ARIAD under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement entitled “Report of the Compensation Committee on Executive Compensation,” “Report of the Audit Committee” and “Performance Graph” shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

PROPOSALS TO BE VOTED UPON BY STOCKHOLDERS

PROPOSAL 1

Election of Three Class 2 Directors to Hold Office Until the 2008 Annual Meeting

Our Certificate of Incorporation, as amended, provides that the number of directors shall be fixed by the Board of Directors, which has fixed the number at nine as of the date of the Annual Meeting. At a meeting held on March 29, 2005, the Board of Directors nominated Jay R. LaMarche, Sandford D. Smith and Elizabeth H. S. Wyatt to stand for election at this year’s Annual Meeting. All three nominees are currently directors.

Our Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, with the directors in each class serving a term of three years and until their successors are duly elected and qualified. As the term of one class expires, a successor class is elected at the Annual Meeting for that year. At this year’s Annual Meeting, three Class 2 directors are to be elected to serve until the 2008 Annual Meeting and until their successors are duly elected and qualified.

It is intended that, if no contrary specification is made, the persons named as proxies shall vote for the nominees named below. The Board of Directors believes that all of the nominees will be available and able to serve as directors, but if for any reason any of the nominees named below should not be available to stand for election or be able to serve, the proxies may exercise discretionary authority to vote for a substitute or substitutes recommended by the Board of Directors. The three nominees receiving the highest number of votes will be elected to serve as Class 2 directors.

A plurality of the votes cast at the Annual Meeting will be required to elect the three nominees as Class 2 directors.

The Board of Directors recommends that you vote “FOR” the election of Jay R. LaMarche, Sandford D. Smith and Elizabeth H. S. Wyatt as Class 2 directors, and proxies solicited by the Board of Directors will be voted in favor thereof, unless a stockholder has indicated otherwise on the proxy.

PROPOSAL 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending December 31, 2005. The Board of Directors has ratified this selection. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1991. Deloitte & Touche LLP has advised us that it does not have any direct or indirect financial interest in ARIAD. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting and will be given the opportunity to make a statement if they so choose. They will also be available to respond to appropriate questions raised by those in attendance at the Annual Meeting.

Before it selected Deloitte & Touche LLP as our independent registered public accounting firm to audit our books, records and accounts, the Audit Committee carefully considered the qualifications of Deloitte & Touche LLP, including the firm’s performance in prior years and its reputation for integrity, quality, and competence in the fields of accounting and auditing. The Audit Committee also considered whether Deloitte & Touche LLP’s provision of non-audit services to ARIAD is compatible with that firm’s independence.

Stockholders will be asked at the Annual Meeting to ratify the selection of Deloitte & Touche LLP. If the stockholders ratify the selection of Deloitte & Touche LLP, the Audit Committee may still, in its discretion, decide to appoint a different independent registered public accounting firm at any time during the year 2005, if it concludes that such a change would be in the best interests of ARIAD and our stockholders. If the stockholders fail to ratify the selection, the Audit Committee will reconsider, but not necessarily rescind, the retention of Deloitte & Touche LLP.

Audit and Non-Audit Fees

For the fiscal years ending December 31, 2004 and 2003, we paid Deloitte & Touche LLP the following fees:

	2004	2003

Audit Fees	$183,435	$148,325
Audit-Related Fees	20,085	10,500
Tax Fees	40,245	40,128
All Other Fees	0	0

Audit Fees include fees for audit of our annual financial statements, the review of our quarterly financial statements included in reports on Form 10-Q and the review of SEC filings, including Deloitte & Touche’s consents. Audit Fees in 2004 also include fees for the audit of the Company’s system of internal control over financial reporting as well as the audit of management’s assessment of the effectiveness thereof. Audit-Related Fees include fees for the audits of employee benefit plan financial statements. Tax Fees include fees for preparation of tax returns as well as tax planning and advice. All Other Fees include consultations related to regulatory and accounting developments. All of the services set forth above were approved by the Audit Committee. The Audit Committee has considered that the provision of services categorized under “All Other Fees” is compatible with maintaining Deloitte & Touche’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Auditors

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

On a quarterly basis, management submits a report to the Audit Committee for their approval, outlining the services planned or anticipated to be rendered by the independent registered public accounting firm, and the estimated fees for such services, within the following two calendar quarters. The services are outlined according to the four categories of services defined above, i.e. Audit, Audit-Related, Tax and All Other. Actual fees incurred relative to estimated fees are reported to the Audit Committee each quarter.

To ensure prompt consideration of unexpected services, the Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve services to be rendered. Any such actions taken by the Chair must be reported to the Audit Committee at its next scheduled meeting.

A majority of the votes cast at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2005.

The Board of Directors recommends that the stockholders vote “FOR” ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, and proxies solicited by the Board of Directors will be voted in favor thereof, unless a stockholder has indicated otherwise on the proxy.

STOCKHOLDERS’ PROPOSALS AND NOMINATIONS
FOR DIRECTOR FOR 2006 ANNUAL MEETING

In order to be considered for inclusion in proxy materials for the Annual Meeting to be held in 2006, stockholder proposals must be received by us on or before January 9, 2006. For stockholder proposals which are not to be included in proxy materials for the Annual Meeting to be held in 2006, in order for a stockholder to nominate a person or persons for election to the Board of Directors or to properly bring other business before the 2006 Annual Meeting, notice of such nomination or business proposal must be received not earlier than February 16, 2006 and not later than March 18, 2006. Stockholder proposals must be received marked for the attention of: Secretary, ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234.

OTHER MATTERS

Electronic Delivery of Stockholder Communications

We are pleased to offer our stockholders the opportunity to receive stockholder communications electronically. By signing up for electronic delivery of documents such as the annual report and the proxy statement, you can receive stockholder communications as soon as they are available without waiting for them to arrive in the mail, and submit your stockholder votes on line. You can also reduce the number of bulky documents in your personal files, eliminate duplicate mailings and help reduce our printing and mailing costs. To sign up for electronic delivery, visit the investor relations section of our website at www.ariad.com and enter the information requested. Your enrollment will be effective until canceled. If you have any questions about electronic delivery, please call our investor relations office at 617-494-0400, extension 251.

Householding of Annual Disclosure Documents

In December 2000, the Securities and Exchange Commission adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of our annual report and proxy statement to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and ARIAD. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each shareholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of disclosure documents this year, but you would prefer to receive your own copy, please contact our transfer agent, EquiServe, Inc., by calling its toll free number, (877) 282-1169.

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If you do not wish to participate in “householding” and would like to receive your own set of our annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another ARIAD shareholder and together both of you would like to receive only a single set of our annual disclosure statements, follow these instructions:

•

If your ARIAD shares are registered in your own name, please contact our transfer agent, EquiServe, Inc. and inform them of your request by calling them at (877) 282-1169 or writing them at 150 Royall Street, Canton, MA 02021. If a broker or other nominee holds your ARIAD shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Other Business

The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the Annual Meeting other than that referred to herein. If any other business should come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies received and not thereafter revoked in accordance with their best judgment.

By Order of the Board of Directors, Laurie A. Allen, Esq. Secretary

April 25, 2005

APPENDIX A

ARIAD Pharmaceuticals, Inc.

Audit Committee Charter

(as amended on March 28, 2005)

I. Purpose

The Audit Committee shall provide assistance to the Board of Directors of the Corporation (the “Board”) in fulfilling the Board’s responsibility to shareholders relating to the accounting, reporting practices, and the quality and integrity of the financial reports of the Corporation.

The Audit Committee’s responsibility is oversight of the accounting and financial reporting processes and system of internal control of the Corporation and the audits of its financial statements and system of internal control over financial reporting. Management of the Corporation has the responsibility for the Corporation’s financial statements as well as the Corporation’s financial reporting process, accounting principles, and system of internal control. The independent registered public accounting firm is responsible for (1) performing an audit of the Corporation’s annual financial statements and expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles, (2) performing an audit of the Corporation’s system of internal control over financial reporting and of management’s assessment of the effectiveness thereof and expressing an opinion on such matters based on its audit, (3) reviewing the Corporation’s quarterly financial statements, and other procedures.

The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Corporation’s management and the independent registered public accounting firm, in accordance with its business judgment. Each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons within the Corporation and of the professionals and experts (such as the independent registered public accounting firm) from which it receives information, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons, professionals or experts absent actual knowledge to the contrary and (iii) representations made by management of the independent registered public accounting firm as to any information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X and other non-audit services provided by the independent registered public accounting firm to the Corporation.

The Audit Committee’s primary duties and responsibilities are to:

•	Review whether or not management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Corporation;

•	Review whether or not management has established and maintained processes to ensure that an adequate system of internal control is functioning within the Corporation;

•

Review whether or not management has established and maintained processes to ensure compliance by the Corporation with legal and regulatory requirements that may impact its financial reporting and disclosure obligations;

•	Review the independent registered public accounting firm’s qualifications and independence; and

•	Prepare a report of the Audit Committee for inclusion in the proxy statement for the Corporation’s annual meeting of shareholders.

The Audit Committee intends to fulfill these responsibilities primarily by carrying out the activities enumerated in Section IV of this Charter.

II. Composition

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be, at all times serving on the Audit Committee, independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. Audit Committee members shall at all times meet the “independence” and “expertise” requirements of the NASDAQ National Market System (“Nasdaq”), the Securities and Exchange Commission (“SEC”) and all other applicable rules and regulations. All members of the Audit Committee shall be familiar with and understand basic finance and accounting practices and fundamental financial statements, and at least one member of the Audit Committee shall be a “financial expert” as defined by SEC rules and the Nasdaq listing requirements.

Audit Committee members shall be elected annually by the Board and shall hold office until their resignations or until their successors shall be duly elected and qualified. Audit Committee members may be replaced by the Board at any time and shall be replaced if such members are no longer independent. Unless a Chair is elected by the full Board, the members of the Audit Committee may designate a Chair by majority vote of the full Audit Committee membership. The Chair shall: (a) chair all meetings of the Audit Committee; and (b) perform such other activities under the auspices of the Audit Committee’s responsibilities as are requested by the Board from time to time.

III. Meetings

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate, with further meetings to occur, or actions to be taken by unanimous written consent, as deemed necessary or desirable by the Committee or the Chair. As part of its job to foster open communication, the Audit Committee shall meet at least annually with management and the independent registered public accounting firm separately to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. In addition, the Audit Committee shall meet with the independent registered public accounting firm and management quarterly to review the Corporation’s financial statements and disclosures in accordance with Section IV.3 below. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee may invite such persons (including members of management of the Company) to its meetings as it may deem appropriate. The Committee shall report regularly to the Board summarizing the Committee’s actions and any significant issues considered by the Committee.

IV. Responsibilities and Duties

To fulfill its responsibilities and duties, the Audit Committee shall:

Review of Documents/Reports

1.	Review and reassess, at least annually, the adequacy of this Charter and make recommendations to the Board, as conditions dictate, to update this Charter.

2.

Review with management and the independent registered public accounting firm the Corporation’s annual financial statements and the results of the annual audit thereof to be included in Form 10-K, and the Corporation’s disclosures in the Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) section, prior to the filing of the Form 10-K or prior to the release of earnings, and discuss with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 (“SAS No. 61”) Communication with Audit Committees.

3.

Review with management and the independent registered public accounting firm the Corporation’s quarterly financial statements to be included in Form 10-Q, including the Corporation’s disclosures in the MD&A section, prior to its filing or prior to the release of earnings, and discuss with the independent auditors the matters required to be discussed by SAS No. 61. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of this review.

4.

Review with each of management and the independent registered public accounting firm any significant judgments made in management’s preparation of the financial statements, critical accounting policies used by the Corporation, any alternative accounting treatments discussed and any other material written communications between the independent auditors and management.

5.

Review with management and the independent registered public accounting firm any significant difficulties encountered during the course of the review or audit, including any restrictions on the scope of work or access to required information, and any significant disagreement among management and the independent registered public accounting firm in connection with the preparation of the financial statements.

6.	Review and discuss earnings press releases, as appropriate, prior to their issuance, as well as financial information and earnings guidance provided to analysts and rating agencies if so provided.

Independent Registered Public Accounting Firm

7.

Review the performance and make a determination regarding the selection or replacement of the independent registered public accounting firm. The Audit Committee shall have the sole authority and responsibility on behalf of the Corporation to select, evaluate, and where appropriate, replace the independent registered public accounting firm, as well as approve all audit engagement fees and terms. The independent registered public accounting firm is ultimately accountable to the Audit Committee and the entire Board for such firm’s review of the financial statements and controls of the Corporation.

8.	Review independence of the independent registered public accounting firm by:

•

receiving from, and reviewing and discussing with, the independent registered public accounting firm, on a periodic basis, a formal written statement delineating all relationships between the firm and the Corporation consistent with Independence Standards Board Standard No. 1 (“ISB No. 1”) Independence Discussions with Audit Committees;

•

reviewing, and discussing with the Board, if necessary, and the independent registered public accounting firm, on a periodic basis, any disclosed relationships or services between the firm and the Corporation or any other disclosed relationships or services that may impact the objectivity and independence of the firm; and

•	recommending, if necessary, that the Board take appropriate action to satisfy itself of the independence of the independent registered public accounting firm.

9.	Ensure audit partner rotation requirements are adhered to.

10.

Approve, in advance, all audit and permissible non-audit related services to be provided by the independent registered public accounting firm; and approve, after the fact, certain de minimus services for which pre-approval is not required by SEC rules or the Nasdaq listing standards.

11.

At least annually, obtain and review a report from the independent registered public accounting firm describing the firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, relating to independent audits carried out by the firm, and any steps taken to deal with any such issues.

System of Internal Controls over Financial Reporting

12.

Review with management and the independent registered public accounting firm the programs in place to evaluate the adequacy and effectiveness of the Corporation’s system of internal control over financial reporting. Review the results of testing of the system during the period, the identification of any significant deficiencies or material weaknesses in internal controls over financial reporting, the plans to remediate such weaknesses and the status of remediation activities. Also review any fraud that involves management or other employees who have a significant role in the Corporation’s system of internal control over financial reporting.

13.

Review with management and the independent registered public accounting firm the results of the annual audit performed by the firm of the system of internal control over financial reporting and of management’s assessment of the effectiveness thereof.

14.	Consider and approve, if appropriate, changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent registered public accounting firm or management.

15.

Review with management and the independent registered public accounting firm the effect of regulatory and accounting initiatives that may affect the Corporation, as well as the effect of any off-balance sheet structures and transactions on the Corporation’s financial statements.

Legal/General

16.	Review with the Corporation’s counsel, any legal matter that could have a significant impact on the Corporation’s financial statements or disclosures in public filings.

17.	Report its activities to the Board through its Chair on a regular basis and following meetings of the Audit Committee.

18.	Maintain minutes or other records of meetings and activities of the Audit Committee.

19.

When deemed necessary by the members of the Audit Committee, retain outside legal, accounting or other advisors or consultants to advise and assist the Audit Committee. The Audit Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent registered public accounting firm to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

20.

Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters. Review the nature and substance of complaints received and ensure that such complaints are appropriately investigated and treated confidentially and anonymously.

21.

Perform any other duties and responsibilities consistent with this Charter, the Corporation’s by-laws, and governing law, as the Audit Committee or the Board deems necessary or appropriate. Such duties and responsibilities may include, without limitation, the review, evaluation and approval of “related-party” transactions pursuant to applicable Nasdaq and SEC requirements.

ARIAD PHARMACEUTICALS, INC. 26 LANDSDOWNE STREET CAMBRIDGE, MA 02139-4234
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on June 15, 2005. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by ARIAD Pharmaceuticals, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on June 15, 2005. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to ARIAD Pharmaceuticals, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ARIAD1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ARIAD PHARMACEUTICALS, INC.
Summary of Proposals to be Voted Upon By Stockholders
Proposal 1.	Election of Three Class 2 Directors to Hold Office Until the 2008 Annual Meeting	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the number of one or more nominees on the line below.

Our Board of Directors is divided into three classes of directors.
This year, three current Class 2 directors are nominated to serve until the 2008 Annual Meeting and until their successors have been duly elected and qualified.
		☐	☐	☐	_______________________________________
Nominated directors include:
1) Jay R. LaMarche, who has served on our Board of Directors since January 1992,
2) Sandford D. Smith, who has served on our Board of Directors since October 1991, and
3) Elizabeth H. S. Wyatt, who has served on our Board of Directors since June 2002.

The Board of Directors recommends that stockholders vote “FOR” Proposal 1.	For	Against	Abstain
Proposal 2. Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending December 31, 2005. The Board of Directors has ratified this selection. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1991.

	☐	☐	☐
The Board of Directors recommends that stockholders vote “FOR” Proposal 2.

For comments, please check this box and write them on the back where indicated.	☐

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ARIAD PHARMACEUTICALS, INC.

26 Landsdowne Street
Cambridge, Massachusetts 02139

ANNUAL MEETING OF STOCKHOLDERS — JUNE 16, 2005

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Harvey J. Berger, M.D. and Laurie A. Allen as Proxies, with full power of substitution of each, to vote for and on behalf of the undersigned at the 2005 Annual Meeting of Stockholders of ARIAD Pharmaceuticals, Inc. to be held at the Company’s offices at 26 Landsdowne Street, Cambridge, Massachusetts 02139 on Thursday, June 16, 2005 at 10:00 a.m., Eastern Time, and at any adjournment or postponement thereof. The undersigned hereby directs the said Proxies to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting of Stockholders, receipt of which is hereby acknowledged, and to vote on the matters set forth on the reverse side hereof, as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the reverse side. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Comments:

(If you noted any comments above, please check the corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)